PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 20, 1999                    REGISTRATION NO. 333-78921

                                  $150,000,000

                              SPORTSLINE USA, INC.
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2006
     (AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES)

         This Prospectus Supplement relates to the resale by the holders of 5% Convertible Subordinated Notes due 2006 of SportsLine USA, Inc. and the shares of common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated July 20, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The information in the table appearing under the heading "Selling Security Holders" in the prospectus is superseded in part by the information appearing in the table below:


                                          PRINCIPAL AMOUNT
                                             OF NOTES
                                           BENEFICIALLY       PERCENTAGE OF     NUMBER OF SHARES OF    PERCENTAGE OF
                                        OWNED AND OFFERED        NOTES         COMMON STOCK OFFERED     COMMON STOCK
NAME                                          HEREBY          OUTSTANDING           HEREBY(1)          OUTSTANDING(2)
----                                    -----------------     -------------    --------------------    --------------
BankAmerica Pension Plan..............      $2,500,000             1.7%              38,387                 *
Credit Suisse First Boston
   Corporation........................         750,000             *                 11,516                 *
General Motors Welfare Benefit Trust
   (L-T VEBA).........................         500,000             *                  7,677                 *
Highbridge International LLC..........       1,050,000             *                 16,122                 *
Monumental Life Insurance Company.....       2,000,000             1.3               30,710                 *
Peoples Benefit Life Insurance - FRIC.       6,500,000             4.3               99,807                 *
Retail Clerks Pension Trust...........       2,515,000             1.6               38,617                 *
San Diego County Employees
   Retirement Association.............       2,500,000             1.7               38,387                 *

* Less than one percent.
--------------
(1) Assumes conversion of all of the holder's notes at the initial conversion rate of 15.355 shares of common stock per $1,000 principal amount of notes. This initial conversion price may be adjusted under certain circumstances. As a result, the number of shares issuable upon conversion of the notes may increase or decrease.
(2) Calculated pursuant to Rule 13d-3(d)(i) of the Exchange Act based on 22,748,228 shares of common stock outstanding as of June 30, 1999. In calculating the percentage for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the applicable holder's notes.
     However, we did not assume the conversion of any other holder's notes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE.

                           -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

            The date of this prospectus supplement is July 30, 1999